THIS AGREEMENT is made this 7th day of March 2002
BETWEEN:

(1) **ORANGE PERSONAL COMMUNICATIONS SERVICES LIMITED** a company incorporated in England and Wales under number 2178917 whose registered office is at St James Court , Great Park Road, Almondsbury Park, Bradley Stoke, Bristol, BS32 4QJ ("Orange"); and

(2) **Tele-Publishing UK Ltd** of 10 Kings Exchange, Tileyard Road, London N7 9AH a company incorporated in England and Wales under number 3105280 whose registered office is at 25 Harley Street, London W1G 9BR ("TELE-PUBLISHING UK LTD")

WHEREAS

(A) Orange owns and operates a public telecommunications network ("Network") in the United Kingdom

(B) TELE-PUBLISHING UK LTD is in the business of facilitating the provision of information-based services by its Customers to End Users.

(C) TELE-PUBLISHING UK LTD wishes to make use of Orange's Network to facilitate the provision of information based services by its Customers to End Users and Orange is willing to offer such services to TELE-PUBLISHING UK LTD on the terms and subject to the conditions of this Agreement.

IT IS AGREED as follows:

1. **DEFINITIONS**

1.1 Unless the context requires otherwise, the following phrases shall have the following meanings in this Agreement:

"Billable End User" means an End User who can be billed by Orange in respect of an Information Message

"Commencement Date" means the date on which the last of the Parties signed this Agreement

"Confidential Information" means any information held on whatever media which is disclosed by one party to the other pursuant to or in connection with this Agreement, whether orally or in writing, and whether or not such information is expressly stated to be confidential or marked as such, and including but not limited to know how methodology and other proprietary information and of business and/or marketing plans and business

practices and other commercially sensitive information including Customer and/or End User Information and other data

"**Content Aggregation**" means, the collation of information content by TELE-PUBLISHING UK LTD and/or by Customers from third party sources.

"**Customer**" means any third party which contracts with TELE-PUBLISHING UK LTD to provide Information Services to End Users via TELE-PUBLISHING UK LTD's IP Connection and the Network

"**End User**" means any third party which is supplied with the Information Services by TELE-PUBLISHING UK LTD or Customer(s)

"**End User Information**" means any demographic or personal information identifying information, data or records relating to End Users and/or their use of the Information Services, including, without limitation, their respective names, addresses, telephone numbers, account information, passwords, usage statistics, communications exchanged or transactions conducted using the Information Services.

"**End User Validation Data**" means data to be provided by Orange to TELE-PUBLISHING UK LTD which shall enable TELE-PUBLISHING UK LTD and Customers to establish whether the relevant End User is a Billable End User or an Unbillable End User

"**Force Majeure**" means any event or condition, not existing as of the date of this Agreement, not reasonably foreseeable as of such date and not reasonably within the control of either party, which prevents in whole or in material part the performance by a party of its obligations hereunder (other than the obligation to make any payment of money due and owing) or which renders the performance of such obligations so difficult or costly as to make such performance commercially unreasonable. Without limiting the foregoing, the following will constitute events or conditions of Force Majeure: acts of state or governmental action, riots, disturbance, war, strikes, lockouts, slowdowns, prolonged shortage of energy supplies, epidemics, fire, flood, hurricane, typhoon, earthquake, lightning and explosion.

"**ICSTIS**" means the Independent Committee for the Supervision of Standards of Telephone Information Services (or any similar body that may be appointed in addition to or in substitution for it).

"**Information Message**" means a premium rate SMS message (which is not a Zero-Rated Information Message) sent by TELE-PUBLISHING UK LTD or by a Customer to an End User in accordance with Schedule 3 as part of its provision of Information Services pursuant to this Agreement.

"**Information Request**" means a Single Request or a Subscription Request.

"**Information Services**" means the provision of an information service (via Information Messages and/or Zero-Rated Information Messages) to End Users by TELE-PUBLISHING UK LTD or by a Customer pursuant to this Agreement.

"**Initial Term**" means the period of 12 months from the Commencement Date

"**Network**" has the meaning attributed to it in Recital (A)

"**Orange Network Termination Point**" means the point at the Orange end of the IP connection where the responsibility passes from Orange to TELE-PUBLISHING UK LTD

"**Revenue Share Payment**" means a payment from Orange to TELE-PUBLISHING UK LTD as described in Clause 2.10 calculated in accordance with Schedule 1, Part 1 and payable in accordance with Clause 3.

"**Short Codes**" means an alphanumeric string of up to eleven (11) characters, in mobile telephone font, which will identify the sender of a message (where TELE-PUBLISHING UK LTD has a two way link to the Orange SMS centre a Short Code will allow End Users using mobile telephones on an Orange tariff to respond to TELE-PUBLISHING UK LTD or Customer(s) providing the Short Code is composed only of numeric digits and the message will be delivered over the fixed link back to TELE-PUBLISHING UK LTD).

"**Single Request**" means a standard rate SMS message sent by an End User to TELE-PUBLISHING UK LTD or to a Customer to prompt a single Information Message to be sent to such End User's mobile phone.

"**SMS Tariff(s)**" means the tariff(s) (which shall be subject to change from time to time by giving 30 days written notice from Orange to TELE-PUBLISHING UK LTD) set out in Schedule 1, Part 1 payable by Billable End Users for Information Messages.

"**Subscription Request**" means either:

(a) a standard rate SMS message sent by an End User to TELE-PUBLISHING UK LTD or a Customer; or

(b) an application that has been completed by an End User on an internet site owned and operated by TELE-PUBLISHING UK LTD or a Customer ,

(c) an application that has been completed by an End User on an IVR owned and operated by TELE-PUBLISHING UK LTD or a Customer ,

in each case to prompt a certain (or indefinite) number of Information Messages to be sent to such End User's mobile phone at predetermined intervals.

"**Territory**" means the United Kingdom.

"**Unbillable End User**" means an End User who is (i) not a Billable End User and (ii) whose mobile telephone number is identifiable as such using the User Validation Data (iii) can not originate a subscription request.

"**Zero-Rated Information Messages**" means Information Messages sent by TELE-PUBLISHING UK LTD or by a Customer to End Users in accordance with Clause 2.12 and which are charged to TELE-PUBLISHING UK LTD in accordance with Schedule 1, Part 2

1.2 Words in the singular shall be held to include the plural and vice versa, and words of one gender shall be held to include the other genders as the context requires. The terms "hereof," "herein," and "herewith" and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole (including the Schedules hereto) and not to any particular provision of this Agreement. Except where the context requires otherwise, references to Clauses and Schedules are to the clauses of and schedules to this Agreement.

2. INFORMATION SERVICES

Notice

2.1 TELE-PUBLISHING UK LTD and Customers shall use all reasonable endeavours to give Orange the following notice:

2.1.1 At least 7 day's written notice (not to be delivered before the date of this Agreement) of its intention to launch the Information Service and/or of its intention to make alterations to the Information Services (accompanied by a forecast of the effect of such changes, that is, the increase/decrease in volumes)

2.1.2 At least 3 days written notice of its intention to advertise the Information Services

Delivery of Information Services to End Users

2.2 In order to ensure that End Users receive an appropriate level of service and for the purpose of ensuring a full audit trail, TELE-PUBLISHING UK LTD shall procure that the Information Services are provided via an IP connection to the Network in accordance with Clause 4

2.3 TELE-PUBLISHING UK LTD shall procure that the Information Services are not delivered to End Users in any format other than as Information Messages without the prior written consent of Orange (which written consent may be withheld by Orange in its absolute discretion).

2.4 The sending of Information Messages by TELE-PUBLISHING UK LTD and/or by Customers to Unbillable End Users is hereby expressly prohibited. However, TELE-PUBLISHING UK LTD and/or Customers shall be entitled to deliver Information Messages to Billable End Users provided that:

(a) save in the case of a technical fault, no more than one Information Message shall be sent to an End User in response to a Single Request; and

(b) no more Information Messages shall be sent to an End User in response to a Subscription Request than such End User shall have requested via such Subscription Request; and

(c) (regardless of the number of Information Requests made) the total number of Information Messages sent to a single End User in any one day shall be no more than the number that would cost such End User £30 inc Vat (or some other amount as may be agreed between the parties hereto in writing in advance) on his mobile phone bill.

2.5 In connection with its obligation not to send Information Messages to Unbillable End Users, Orange shall as soon as reasonably practicable after the Commencement Date establish a means of providing TELE-PUBLISHING UK LTD with End User Validation Data, and shall update this at monthly intervals throughout the term of this Agreement. . TELE-PUBLISHING UK LTD shall be responsible for passing End User Validation Data on to its Customers in order to ensure compliance with the terms and conditions of this Agreement

2.6 TELE-PUBLISHING UK LTD shall procure:

(a) that before they subscribe, End Users have been made aware of the identity of TELE-PUBLISHING UK LTD and/or the Customer as the supplier of the Information Services (details to include its principal place of business in the UK);

(b) that before they subscribe, End Users have an adequate description of the Information Services;

(c) that before they subscribe, End Users have been made aware of (i) the cost (of the Subscription Request and Information Messages) and (ii) frequency and number (unless this is indefinite – in which case this fact shall be made clear) of Information Messages that will be received in response to a Subscription Request and (iii) their rights to cancel described in Clause 2.6(e);

(d) that before they subscribe, End Users have been made aware of the arrangements for payment (i.e. that charges will be made via the End User's mobile phone bill in the case of contract customers or deducted from airtime credit in the case of pre-pay customers); and

(c) that after they have subscribed, End Users have the right and the capability at any time to cancel such subscription with immediate effect, and that such cancellation capability is available to the End User in the same format (i.e. either via the internet, SMS or IVR) as he originally made a request to subscribe. In particular, TELE-PUBLISHING UK LTD and/or the Customer shall ensure that each Information Message sent to an End User specifies how the End User may cancel his subscription with immediate effect.

2.7 TELE-PUBLISHING UK LTD accepts all responsibility and liability for any payments made to any End Users for Information Messages that are not solicited (that is, not properly sent in response to a Single Request or a Subscription Request) or sent after an End User has exercised the right to cancel described in Clause 2.6(c) above. TELE-PUBLISHING UK LTD shall be liable for and shall indemnify Orange in respect of any ex-gratia payments made by Orange resulting from a failure by TELE-PUBLISHING UK LTD or by a Customer to respect cancellation by an End User. For the avoidance of doubt:

(a) Orange shall be entitled to make such ex-gratia payments to End Users without reference to TELE-PUBLISHING UK LTD or the Customer up to a limit of £5000 per End User;

(b) Orange shall include an invoice for any such ex-gratia payments as part of the billing information provided to TELE-PUBLISHING UK LTD.

2.8 If TELE-PUBLISHING UK LTD or a Customer sends an Information Message to an Unbillable End User (contrary to Clause 2.4) Orange accepts no liability for any costs incurred by TELE-PUBLISHING UK LTD or the Customer in relation to such delivery. For the avoidance of doubt, Orange shall be fully entitled to retain all revenues generated (including but not limited to (i) the price of the Information Request (if it has been made via SMS) and (ii) the costs (if any) incurred by TELE-PUBLISHING UK LTD or the Customer in attempting to respond by sending one or more Information Messages).

Tariff and entitlement to revenue share

2.9 The SMS Tariff payable by Billable End Users in respect of each particular type of Information Message is specified in Schedule 1, Part 1 (which schedule shall be subject to amendment by Orange from time to time by giving 30 days notice in writing to TELE-PUBLISHING UK LTD. The parties may agree to revise Schedule 1 from time to time as and when agreement has been reached in relation to the introduction of new Information Services.

2.10 Orange shall only become obliged to make a payment to TELE-PUBLISHING UK LTD (a "**Revenue Share Payment**") in accordance with Clause 3 upon receipt of payment for an Information Message from a Billable End User

2.11 TELE-PUBLISHING UK LTD hereby acknowledges and agrees that Revenue Share Payments are not payable in respect of Information Messages sent to Unbillable End Users or in respect of Zero-Rated Information Messages

2.12 Orange shall be entitled to charge TELE-PUBLISHING UK LTD for the sending by TELE-PUBLISHING UK LTD or by Customers of Zero-Rated Information Messages in accordance with Schedule 1, Part 2. The format, content and purposes for which Zero-Rated Information Messages may be sent to End-Users by TELE-PUBLISHING UK LTD or by Customers are to be agreed between the Parties

TELE-PUBLISHING UK LTD's obligations relating to the Information Services

2.13 TELE-PUBLISHING UK LTD must ensure that every aspect of the Information Service delivered by it or by its Customers is of a quality and kind that is not likely to have a material adverse affect on the Orange name or brand. Whether or not the Information Service complies with this paragraph shall be a matter to be determined by Orange in its absolute discretion.

2.14 TELE-PUBLISHING UK LTD shall procure that Customers:

2.14.1 will not state or imply any approval by Orange of the Information Service or refer to Orange without the express and prior approval in writing of Orange.

2.14.2 will not use the Information Services for any purpose which violates the rights of third parties including, but not limited to, privacy, publicity, copyright or patent

2.14.3 will not cause, nor knowingly allow others to cause, any nuisance, annoyance or inconvenience, whether to Orange or to any of its customers, by any means including the use of the Information Services for persistently sending unsolicited communications without reasonable cause

2.14.4 will not act in a way, whether knowingly or otherwise, which will impair the operation of the Network or any part of it, or put it in jeopardy

2.14.5 will ensure that the Information Service does not contain any information or material any part of which would, or the sending of which over the Network would be a criminal offence, or otherwise unlawful in the UK or in any other jurisdiction where the Information Messages are capable of being sent. Further, the Network shall not be used to send Information Messages which are immoral, offensive, indecent, abusive, menacing, a nuisance or a hoax.

2.14.6 will ensure that before any material is used as part of the Information Service all rights, licences and consents including any intellectual property rights, have been obtained and all requirements of law complied with as may be necessary to enable the Information Service to be made available to End Users. Orange may request evidence from TELE-PUBLISHING UK LTD of compliance with this paragraph, and TELE-PUBLISHING UK LTD must comply with such request immediately.

2.14.7 will comply with all requirements and conditions at any time imposed by law which are applicable to or affect the Information Service or the conduct of TELE-PUBLISHING UK LTD's or the Customer's business. TELE-PUBLISHING UK LTD and Customers must reasonably assist Orange to comply with all requirements and conditions at any time imposed on Orange by law in the UK which are applicable to or affect the Information Service.

2.14.8 will ensure that the number of attempted Information Requests (via SMS) and Information Messages at any time does not significantly exceed the Network's SMS capacity. Should the capacity be exceeded Orange may notify TELE-PUBLISHING UK LTD and TELE-PUBLISHING UK LTD must promptly take all reasonable steps to prevent such excess. If Orange is unable to contact TELE-PUBLISHING UK LTD or TELE-PUBLISHING UK LTD fails promptly to take reasonable steps to prevent such excess, Orange may take whatever action is necessary to prevent such excess, including temporarily suspending the availability of the Information Service to one or more Customer(s).

2.14.9 will provide Orange or ICSTIS (or both) on request with such information or material relating to the Information Service or a future service as Orange or ICSTIS (or both) may request in order to carry out any investigation in connection with:

(a) the Information Service; or

(b) TELE-PUBLISHING UK LTD's or any Customer's relationship with a person providing information for inclusion in the Information Service.

2.14.10 will not send, nor have anyone make on TELE-PUBLISHING UK LTD's or any Customer's behalf, Information Requests other than at reasonable intervals for the purpose of testing that the Information Service is operating correctly.

2.15 TELE-PUBLISHING UK LTD hereby undertakes not to use and to procure that Customers will not use all or any part of the End User Information, or any information discernable from the End User Validation Data for any reason other than those contemplated pursuant to this Agreement.

2.16 Subject to clause 2.17 and compliance with clauses 2.13 to 2.15 inclusive TELE-PUBLISHING UK LTD and the Customers shall have the right to determine the nature of the Information Services delivered and are solely responsible for its content and operation. TELE-PUBLISHING UK LTD and the Customers shall be responsible for ensuring that every aspect of any Information Services offered conform to any applicable laws, regulations and codes of conduct (including but not limited to the ICSTIS Code of Practice) and statutes in force (including but not limited to the Data Protection Act 1998 and the Consumer Protection (Distance Selling) Regulations 2000 (S.I. No. 2334) in the Territory covered by this Agreement.

2.17 Neither TELE-PUBLISHING UK LTD nor any Customer shall use the Information Services for the purposes of marketing or advertising without the express written approval of Orange. In the event that Orange consents to the use of the Information Services for such purposes it may impose such conditions and restrictions upon TELE-PUBLISHING UK LTD or Customers as it may, in its absolute discretion, think fit.

2.18 In the event that Orange considers, in its reasonable opinion, that TELE-PUBLISHING UK LTD or a Customer is in breach of any term or condition of this Clause 2 it may either temporarily suspend all or any part of the Information Services or terminate this

Agreement.

Content Aggregation

2.19 TELE-PUBLISHING UK LTD and its Customers shall be entitled to use Content Aggregation in order to collate information content for use as part of its Information Service. This right is conditional upon TELE-PUBLISHING UK LTD and Customers accepting the responsibility to ensure that the information provided by persons contributing information meets the requirements of Clause 2 of this Agreement

Short Codes

2.20 Orange may, in its absolute discretion, elect to provide TELE-PUBLISHING UK LTD with one or more Short Codes (which may be utilised by Customers on such terms as Orange may in its absolute discretion deem appropriate) that may be used by Billable End Users to send Information Requests.

2.21 TELE-PUBLISHING UK LTD acknowledges and accepts that Orange shall retain ownership to any Short Codes supplied under clause 2.20 and agrees that Orange may withdraw such Short Codes at any time upon 30 days prior written notice

2.22 Orange shall be entitled to charge TELE-PUBLISHING UK LTD additional charges (dependent upon the length and type of Short Code chosen) in respect of the provision of Short Codes. Additionally, Orange may, in its absolute discretion, elect to provide TELE-PUBLISHING UK LTD with a full Orange mobile number as a Short Code. In the event that TELE-PUBLISHING UK LTD chooses an alphanumeric identifier (i.e. a brand name or wording that can be applied to a direct connection as the identifier in the recipient's inbox) then TELE-PUBLISHING UK LTD must provide written evidence it has rights to use any alphanumeric address string where it could reasonably be assumed that a third party had copyright or brand ownership.

Application

2.23 TELE-PUBLISHING UK LTD and its Customers shall only be entitled to use SMS applications to communicate with the Network in connection with the Information Services which comply fully with the specifications set out in Schedule 3 of this Agreement. Only Information Messages that follow the protocol laid out in such schedule will generate charges from Billable End Users. TELE-PUBLISHING UK LTD is solely responsible for ensuring that applications follow this protocol accurately.

End User support

2.24 TELE-PUBLISHING UK LTD and its Customers shall be responsible for ensuring that adequate support (for instance, the provision of a telephone support helpline relevant to the Information Service to be operational during business hours) is provided for all End Users in relation to the Information Services and shall be required to inform End Users of any related routes of contact in relation to the Information Services.

2.25 If:

2.25.1 an End User contacts Orange in relation to the Information Services Orange shall (at its absolute discretion) either (i) redirect or transfer such End Users at TELE-PUBLISHING UK LTD's or the relevant Customer's expense) to the support facilities of TELE-PUBLISHING UK LTD or the relevant Customer or (ii) deal with the query or complaint. Orange reserves the right to impose a reasonable charge for such redirection or transfer or for dealing with the query or complaint itself. For the avoidance of doubt Orange shall be responsible for providing customer care support to End Users that relates to normal usage and billing for their mobile telephone service;

2.25.2 Orange receives complaints regarding TELE-PUBLISHING UK LTD or a Customer which it considers to be of such seriousness or number as to be materially prejudicial to Orange's brand or reputation, it may, by notice in writing to TELE-PUBLISHING UK LTD, either (i) temporarily suspend the Information Services for such period of time as it may, in its absolute discretion, deem fit or (ii) terminate this Agreement.

Calculation of Revenue Share Payment

2.26 Providing that TELE-PUBLISHING UK LTD follows the protocol as described in Clause 2.23 above Orange shall be responsible for application of charges to End Users for their use of the Information Services.

2.27 Within 10 days of the end of each calendar month Orange shall prepare and provide to TELE-PUBLISHING UK LTD a report detailing the number of Information Messages delivered, during the preceding payment period. TELE-PUBLISHING UK LTD shall validate this report with its own information. In the event of any discrepancy the parties shall work together in good faith to identify the causes. In the event that no satisfactory resolution is found the Orange figures shall be used for the calculation of any payments.

2.28 The calculation of the Revenue Share Payments due to TELE-PUBLISHING UK LTD shall be performed in accordance with Schedule 1, Part 1 of this Agreement. For the avoidance of doubt Orange shall deduct any costs due from the monies collected from End Users before any payment is made to TELE-PUBLISHING UK LTD. Payment to TELE-PUBLISHING UK LTD shall be under the terms of Clause 3 as below.

3 FEES AND PAYMENTS

Payment of Revenue Share Payment to TELE-PUBLISHING UK LTD

3.1 Subject to no dispute having arisen between the parties Orange shall make a payment to TELE-PUBLISHING UK LTD for the amount of Revenue Share Payment due for each calendar month thirty (30) days after the end of the month in question for that part of the revenue share relating to pre-pay customers and 90 days for that part of the revenue share relating to contract customers. In the event of delays in payment to TELE-PUBLISHING UK LTD Orange shall pay interest at the rate of 2% over Nat West bank base rate from time to time in force until payment.

3.2 Orange shall supply TELE-PUBLISHING UK LTD with a statement of account against which TELE-PUBLISHING UK LTD will invoice. This statement will aggregate all revenues, agreed rebates and penalties by tariff. It will not make distinction by service, channel or any other subset of the aggregate.

3.3 It shall be the responsibility of TELE-PUBLISHING UK LTD to ensure that any Revenue Share Payment is divided between its Customers as may be appropriate in the circumstances

3.4 Orange and TELE-PUBLISHING UK LTD agree to review in good faith the revenue sharing arrangements applicable to certain types of Information Messages from time to time

Payment Queries

3.5 If at any time either party has reasonable cause to believe that there has been an underpayment or overpayment of Revenue Share Payment, pursuant to this Agreement then notice shall be given in writing to the other party as soon as is reasonably practicable.

3.6 Upon receipt of any such notices the parties shall conduct a review of all relevant information to determine if there is a basis in fact of the error in payment.

3.7.1 Where an error is agreed upon then correcting payments or repayments (as the case may be) shall be made as soon as reasonably practicable.

3.7.2 In the event of a disagreement that the parties have been unable to resolve in accordance with the provisions of clause 3.6, Orange or TELE-PUBLISHING UK LTD shall have the right to appoint an auditor, who shall be a member of the institute of chartered accountants to verify the amounts collected by Orange for Information Services supplied to End-Users by TELE-PUBLISHING UK LTD and due to TELE-PUBLISHING UK LTD. Orange or TELE-PUBLISHING UK LTD shall afford such auditors all practicable assistance, such auditor shall act as an expert not as an arbitrator, and his decision as to the monies due shall be final. The cost of any such auditor shall be borne equally between the parties.

Unsolicited Information Messages

3.8 TELE-PUBLISHING UK LTD:

(a) shall procure that its Customers retain evidence that Information Messages sent to Billable End Users were properly solicited (that is, via a Single Request or a Subscription Request); and

(b) shall procure that, upon written request giving 5 days notice, Orange shall have the right to inspect the evidence referred to above.

3.9 In the event that Orange in its reasonable judgment, finds the information presented to it pursuant to Clause 3.8 unsatisfactory evidence of a Billable End User having requested a service that was delivered to him, then Orange shall be entitled to suspend or terminate this Agreement or any part of the Information Services with immediate effect by giving TELE-PUBLISHING UK LTD notice in writing.

4. TECHNICAL

General

4.1 In order to enable the provision of the Information Services TELE-PUBLISHING UK LTD shall establish an IP connection to the Network. TELE-PUBLISHING UK LTD shall be exclusively responsible for providing and maintaining all equipment (including all necessary hardware and software) which may be required in connection with the IP connection . Orange is not responsible for nor has any liability in respect of any such equipment

4.2 The demarcation point for maintenance of equipment by Orange shall be the Orange Network Termination Point

4.3 Orange reserves the right to disconnect the Services without prior notice to TELE-PUBLISHING UK LTD, should a fault occur that is considered by Orange to affect or be likely to affect the performance of the Orange Network

4.4 Orange reserves the right to disconnect the Services and/or the IP connection without prior notice to TELE-PUBLISHING UK LTD, should a fault occur that is considered by Orange to affect or be likely to affect the performance of the Orange Network.

TELE-PUBLISHING UK LTD Undertakings

4.5 TELE-PUBLISHING UK LTD agrees to provide Orange with a nominated Main Point of Contact and a Technical Point of Contact. Where this is the same person a second, back-up, point of contact should also be provided :

4.6 Each party must inform the other immediately of any intention to modify software or to upgrade to a new software level on its systems in order for the other to consider potential compatibilty issues. It may be necessary for Orange engineers to refer to Orange's equipment vendor(s) for technical advice. Orange may ask for testing of product functionality following any software changes

5 MARKETING AND PUBLICITY

5.1 TELE-PUBLISHING UK LTD and its Customers shall be solely responsible for marketing and promoting the Information Services.

5.2 Each Party shall obtain the express written consent of the other to the issue, content and timing of any news releases, articles, brochures, advertisements, prepared speeches or other information releases issued by that Party in connection with this Agreement or the provision of the Information Services, such consent not to be unreasonably withheld or delayed.

6 INTELLECTUAL PROPERTY RIGHTS

6.1 This Agreement does not operate as an assignment by or to either party of any copyright, registered design, trademark or any other intellectual property rights of whatever nature.

6.2 Nothing in this Agreement shall entitle either party to use the other party's name, logo or trademark or any intellectual property in connection with the Information Service without the prior written consent of the other.

7 INDEMNIFICATION AND LIMITATION OF LIABILITY

7.1 TELE-PUBLISHING UK LTD will fully indemnify Orange against all liabilities actions proceedings claims and demands(including, but not limited to, any claim that the content of the Information Services infringes the intellectual property rights of any third party) arising directly or indirectly out of or in connection with the provision or use of the Information Services or the conduct of TELE-PUBLISHING UK LTD's business. TELE-PUBLISHING UK LTD shall effect and maintain suitable legal liability insurance of not less than £1,000,000 million for each and every claim arising and shall produce to Orange, on demand, a copy of the policy of insurance together with the receipt for the current premium.

7.2 Orange will indemnify TELE-PUBLISHING UK LTD against all liabilities actions proceedings claims and demands arising out of or in connection with any error in, alteration of, or omission from the Information Service caused by any fault in the Network and which are validly and lawfully made by any third party.

7.3 These indemnities are subject to the following conditions:

(a) Orange's indemnity does not extend to any liability for a breach of any contract between TELE-PUBLISHING UK LTD and any third party or to any action proceeding claim or demand in respect of or in consequence of such a breach of contract;

(b) nothing in this Agreement renders TELE-PUBLISHING UK LTD liable to indemnify Orange against any liability, action, proceeding claim or demand in respect of any errors in or omission from the Information Service caused solely by a fault in the Network;

(c) the party seeking to enforce an indemnity must promptly give the other party notice of any action proceeding claim or demand and if the party receiving the notice accepts full liability to indemnify the other in the event of the Court or other competent authority giving judgement or a decision for the plaintiff:

(i) the party seeking the indemnity must not admit liability or make any compromise or payment except with the consent of the other party or under an Order of a Court;

(ii) the party seeking the indemnity must permit the other party (or such person, firm or company as that party may from time to time nominate) in the name of the party seeking the indemnity to conduct and settle any such action proceeding or claim as the other party may see fit; and

(iii) the party conducting the proceedings must reasonably consult the other party in connection with the proceedings and keep the other party informed as to their progress.

7.4 Orange's duty in performing its obligations under this Agreement is to exercise the reasonable skill and care of a competent telecommunication service provider. However, TELE-PUBLISHING UK LTD acknowledges and accepts that provision of the Information Services is available only within the range of base stations which form part of the Network. TELE-PUBLISHING UK LTD accepts that the quality and availability of the Information Services may be affected by factors outside Orange's control such as local physical obstructions, atmospheric conditions and other causes of radio interference or faults in other telecommunications networks to which the Network is connected

7.5 Except where expressly contained in these conditions Orange has no other obligation duty or liability in contract, tort or otherwise.

7.6 Orange does not exclude or restrict liability for death or personal injury resulting from its own negligence.

7.7 In any event in no circumstances shall Orange be liable in contract, tort (including negligence) or otherwise for loss (whether direct or indirect) of profits, business or

anticipated savings or for any indirect or consequential loss whatever.

7.8 In any event Orange's liability in contract, tort (including negligence) or otherwise arising shall be limited to £1 million for any one incident or series of related incidents and in any 12 month period to a total of £2 million.

7.9 Each provision of this paragraph 7 operates separately. If any part is held unreasonable or inapplicable in any circumstances the other parts shall continue to apply.

8. THIRD PARTY BENEFICIARIES

8.1 The provisions of this Agreement are solely for the benefit of the parties and are not intended to confer upon any person except the parties any rights or remedies hereunder. No person who is not a party to this Agreement shall have any right to enforce any of its terms pursuant to the Contracts (Rights of Third Parties) Act 1998.

9. CONFIDENTIALITY

9.1 Each party acknowledges to the other that mutual disclosure of Confidential Information will be essential to the due performance of the parties' respective obligations under this Agreement and that unauthorised use or disclosure of any such Confidential Information could harm the business operations of its owner.

9.2 It is agreed that each party will limit the disclosure of Confidential Information to those of its employees, contractors or agents who require that information for purposes connected with the performance of this Agreement and will procure that any record of such Confidential Information is kept secure in accordance with normal business practices.

9.3 Neither party will use any such Confidential Information of the other otherwise than for the purposes of this Agreement without the express consent of its owner.

9.4 The undertaking contained in this clause 9 shall not apply to the receiving party in respect of any information which:

9.4.1 is already in the receiving party's possession as at the date of this undertaking; or

9.4.2 is independently developed or generated by the receiving party; or

9.4.3 is provided to the receiving party by any third party who was free of any restriction as to its use or disclosure at the time of such provision; or

9.4.4 is or falls into the public domain (otherwise than in consequence of a breach of this Agreement); or

9.4.5 the receiving party is obliged to disclose by reason of any legal requirement.

9.5 On termination of this Agreement each party will cease use of Confidential Information of the other and will return any records of it to the owner. The rights and obligations of the parties under this clause 9 will survive termination of the Agreement. The obligations and restrictions in this clause shall be valid for a period of five years from the termination of this Agreement.

10. DATA PROTECTION

10.1 TELE-PUBLISHING UK LTD shall comply and shall procure that its Customers comply with the Data Protection Act 1998 and any privacy guidelines issued from time to time by Orange in connection with their respective activities carried out under this Agreement.

11. NON-SOLICITATION

11.1 TELE-PUBLISHING UK LTD shall not use Information Messages, or any other methods, to endeavour to entice away any customers of Orange to become customers of any other mobile phone network or service provider, and shall procure that its Customers do not use Information Messages for any such purpose.

12. TERM AND TERMINATION

Term

12.1 This agreement shall come into force on the Commencement Date and shall continue in force for the Initial Term and thereafter unless or until terminated by either party giving to the other at least 3 months written notice to expire on or at any time after the end of the Initial Term.

Termination

12.2 Notwithstanding the provisions of Clause 12.1 above, this Agreement may be terminated in accordance with the following provisions:

(a) either party may terminate this Agreement by giving notice in writing to the other party in the event the other party is in material breach of this Agreement and (if capable of remedy) has failed to remedy such breach within thirty (30) days of receipt of written notice thereof from the other party;

(b) either party may terminate this Agreement immediately by notice in writing if either party is unable to pay its debts (within the meaning of Section 123 of the Insolvency Act 1986), makes or offers to make any arrangement or composition with any one or more of its creditors or commits any act of bankruptcy or if any petition or receiving order in bankruptcy is presented or made against either party

or if any resolution or petition to wind up either party (being a limited company) is issued or passed or presented or if a receiver is appointed.

(c) either party may terminate this Agreement by giving notice in writing to the other party should an event of Force Majeure continue for more than Ninety (90) consecutive calendar days as provided in Clause 13 below; or

(d) the parties may terminate this Agreement by mutual written consent

(e) Orange may terminate this Agreement at any time for convenience by giving TELE-PUBLISHING UK LTD not less than 6 months notice in writing

(f) Either party may terminate this Agreement in accordance with any clause of this Agreement which expressly confers a right of termination on that party.

Rights and Obligations on Termination

12.3 In the event of termination of this Agreement for any reason, the parties will have the following rights and obligations:

(a) termination of this Agreement will not release either party from the obligation to make payment of all amounts that shall have accrued up to the date of termination; and

(b) the obligations hereunder which by their terms or clear intent extend beyond termination of this Agreement, including, without limitation, the obligations hereunder pursuant to Clause 6 (Intellectual Property), Clause 7 (Indemnification and Limitation on Liability), Clause 9 (Confidentiality), Clause 10 (Data Protection) and Clause 11 (Non-solicitation) will survive termination of this Agreement.

13. FORCE MAJEURE

Notice

13.1 Upon being affected by an event of Force Majeure and giving notice to the other party, the affected party will be released without any liability on its part from the performance of its obligations under this Agreement (except for an obligation to make any payment of money due and owing), but only to the extent and only for the period that its performance of such obligations is prevented by the event of Force Majeure. Such notice must include a description of the nature of the event of Force Majeure, its cause and possible consequences. The affected party will promptly notify the other party of the termination of such event.

5

Suspension of Performance

13.2 During the period that the performance by a party of its obligations under this Agreement has been suspended by reason of an event of Force Majeure, the other party may likewise suspend the performance of all or part of its obligations (except for an obligation to make any payment of money due and owing) hereunder relating to the circumstances constituting the claimed event of Force Majeure (to the extent that such suspension is commercially reasonable).

Termination

13.3 If an Event of Delay shall prevent the performance of a party for Ninety (90) consecutive days and be continuing, the party whose performance is not prevented shall have the right to terminate this Agreement immediately upon giving written notice to the party whose performance is prevented.

14. MISCELLANEOUS

Governing Law

14.1 This Agreement shall be governed by and construed and interpreted in accordance with the laws of the England and Wales, irrespective of choice of laws principles, as to all matters, including matters of validity, construction, effect, performance and remedies.

Relationship

14.2 Nothing contained in this Agreement shall be construed to give either party the power to direct or control the day-to-day activities of the other party, nor to assume or create any obligation or responsibility, express or implied, on behalf of or in the name of the other party. In fulfilling its obligations under this Agreement, each party will be acting as an independent contractor.

Entire Agreement

14.3 This Agreement and the Schedules hereto contain the entire agreement between the parties with respect to the subject matter hereof and supersede all previous agreements, negotiations, discussions, writings, understandings, commitments and conversations with respect to such subject matter, and there are no agreements or understandings between the parties other than those set forth or referred to herein.

Amendments

14.4 This Agreement may be amended by Orange at any time by giving 30 days' written notice of any changes to TELE-PUBLISHING UK LTD.

14.5 This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Neither party may assign or otherwise transfer its rights or obligations under this Agreement, in whole or in part, without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed.

Compliance with Applicable Laws

14.6 TELE-PUBLISHING UK LTD will comply and shall procure that its Customers comply with all applicable national, regional and local laws and regulations relating to the Information Services and to the performance of their respective obligations under this Agreement.

Waivers of Default

14.7 Waiver by any party of any default by another party of any provision of this Agreement shall not be deemed a waiver by the waiving party of any subsequent or other default, nor shall it prejudice the rights of the other party.

Severability

14.8 If any of the provisions of this Agreement is or becomes invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions shall not in any way be affected or impaired. The parties shall nevertheless negotiate in good faith in order to agree the terms of a mutually satisfactory provision, achieving so nearly as possible the same commercial effect, to be substituted for the provision so found to be void or unenforceable.

Notices

14.9 All notices and requests in connection with this Agreement shall be given in writing and may be sent by an internationally recognised courier service, such as DHL or Federal Express, prepaid, for second business day delivery, or sent by telefax with a confirmation copy sent the same business day by international courier as provided above, addressed as follows:

If to TELE-PUBLISHING UK LTD:

Carol Harrichand
Operations Director
Tele-Publishing UK Ltd
10 Kings Exchange
Tileyard Road
London N7 9AH

If to Orange: [ ]

or to such other address as the party to receive the notice or request shall designate by notice to the other party. The effective date of any notice or request given in connection with this Agreement shall be the date on which it is sent by telecopy or two (2) days after it is sent by international courier.

Reporting

14.10 The Parties shall agree on a mutual basic management reporting to be provided to both parties. The specific requirements of such reporting will be determined during the implementation phase.

Review

14.11 The parties agree to review this Agreement in good faith 3 calendar months from the Commencement Date. The purpose of this review will be to assess the success of the Information Services provided hereunder and to agree any variation to the terms of this Agreement which may be appropriate in the circumstances. This may include, but shall not necessarily be limited to, the level of the SMS Tariff(s), revenue share arrangements or Orange's requirements for the imposition of any other charge.

Counterparts

14.12 This Agreement may be executed in any number of counterparts, and by the parties to it on separate counterparts, each of which shall be an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, this Agreement has been signed by the duly authorised representatives of the parties the day and year first above written.

Signed by .... JULIAN PHILLIPS HEAD OF CUSTOMER SOLUTIONS. ORANGE UK.
Position:
For and on behalf of
Orange Personal Communications Services Limited

Signed by............
Position: Operations Director
For and on behalf of
TELE-PUBLISHING UK LTD